Exhibit 97.1

DAVION HEALTHCARE PLC

POLICY FOR RECOVERY OF

ERRONEOUSLY AWARDED

INCENTIVE-BASED COMPENSATION

(CLAWBACK POLICY)

Adopted: January 2nd 2026

Effective Date: January 2nd 2026

Applicable to: Executive Officers and Executive Directors

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1. PURPOSE AND SCOPE

1.1 Purpose

This Policy for Recovery of Erroneously Awarded Incentive-Based Compensation (the “Policy”) has been adopted by the Board of Directors (the “Board”) of Davion Healthcare Plc (the “Company”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq Listing Rule 5608.

This Policy establishes the Company’s obligations to recover Erroneously Awarded Compensation (as defined below) from current and former Executive Officers in the event that the Company is required to prepare an Accounting Restatement (as defined below).

1.2 Scope and Application

This Policy applies to all Incentive-Based Compensation (as defined below) Received (as defined below) by any Executive Officer:

•	After beginning service as an Executive Officer;

•	Who served as an Executive Officer at any time during the performance period for the applicable Incentive-Based Compensation;

•	While the Company has a class of securities listed on a national securities exchange or a national securities association (including Nasdaq); and

•	On or after January 2nd 2026.

This Policy applies regardless of whether the Executive Officer was at fault, engaged in misconduct, or was responsible for the accounting error that led to the Accounting Restatement.

1.3 Irish Company Status

The Company is an Irish public limited company registered under the laws of Ireland. This Policy is adopted pursuant to U.S. securities law requirements applicable to companies with securities listed on Nasdaq and does not alter or supersede the Company’s obligations under Irish company law, including the Irish Companies Act 2014, as amended. In the event of any conflict between this Policy and mandatory provisions of Irish law, the Company shall comply with Irish law and seek appropriate guidance from its legal advisors.

2. DEFINITIONS

For purposes of this Policy, the following terms have the meanings set forth below:

2.1 “Accounting Restatement”

An accounting restatement means an accounting restatement:

1.	To correct the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements; or

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2.	That corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).

An Accounting Restatement is required on the earlier of:

•	The date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or

•	The date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

2.2 “Executive Officer”

An “Executive Officer” means the Company’s executive officers as defined in Rule 16a-1(f) under the Exchange Act and, for clarity, includes the Company’s executive directors. This definition includes:

•	The Company’s chief executive officer, chief financial officer, chief commercial officer, chief operating officer, chief accounting officer (or, if there is no such accounting officer, the controller), and any vice-president in charge of a principal business unit, division, or function;

•	Any other officer of the Company who performs a policy-making function; and

•	Any other person who performs similar policy-making functions for the Company.

Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company.

2.3 “Erroneously Awarded Compensation”

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in an Accounting Restatement, computed without regard to any taxes paid.

For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return (“TSR”), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:

•	The amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received; and

•	The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

2.4 “Financial Reporting Measures”

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Financial Reporting Measures include, but are not limited to:

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•	Company stock price;

•	Total shareholder return (TSR);

•	Revenues;

•	Net income;

•	Operating income;

•	Profitability of one or more reportable segments;

•	Financial ratios (e.g., earnings per share, return on assets, return on equity);

•	Liquidity measures (e.g., working capital, operating cash flow);

•	Non-GAAP financial measures (e.g., EBITDA, adjusted EBITDA, free cash flow); and

•	Any other financial measure derived from the Company’s financial statements or accounting records.

A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC or other regulatory body.

2.5 “Incentive-Based Compensation”

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation includes, but is not limited to:

•	Cash bonuses and other cash awards based on satisfaction of Financial Reporting Measures;

•	Restricted stock, restricted stock units, performance shares, performance units, and stock options that are granted or become vested based on satisfaction of Financial Reporting Measures;

•	Proceeds from the sale of shares acquired through an incentive plan that were granted or vested based on achievement of Financial Reporting Measures;

•	Other compensation that is based on, or contingent upon, achievement of Financial Reporting Measures (including amounts contributed to non-qualified deferred compensation plans or notional accounts based on Incentive-Based Compensation, and any earnings on such amounts).

Incentive-Based Compensation does not include:

•	Salaries (unless such salary increases are based on achievement of Financial Reporting Measures);

•	Bonuses paid solely at the discretion of the Board or Remuneration Committee that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure;

•	Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period;

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•	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummation of a merger or divestiture, opening a specified number of facilities, completion of a clinical trial) or operational measures (e.g., customer satisfaction, market share, product development);

•	Equity awards that vest solely on the passage of time and/or attainment of one or more non-financial reporting measures; and

•	Payments or benefits provided under broad-based, tax-qualified retirement plans.

2.6. “Received”

Incentive-Based Compensation is deemed “Received” in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal year.

3. RECOVERY PERIOD

3.1 Three-Year Lookback Period

The Company shall recover Erroneously Awarded Compensation Received by an Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement.

3.2 Transition from Private to Publicly Listed

Company

For purposes of determining the Recovery Period, the date that the Company is required to prepare an Accounting Restatement is the earlier of:

1.	The date the Board, a committee of the Board, or the officers authorized to take such action conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or

2.	The date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

In addition to the completed fiscal years, if the date of determination falls during the Company’s fourth fiscal year prior to the date the restatement is required, the Recovery Period would include any Incentive-Based Compensation Received with respect to that transition period.

4. ADMINISTRATION AND ENFORCEMENT

4.1 Authority

The Board, or if so designated by the Board, the Remuneration Committee (the “Committee”), shall be responsible for administering this Policy. The Board or Committee, as applicable (the “Administrator”), shall have full discretion and authority to make all determinations under this Policy, including but not limited to:

•	Determining whether an Accounting Restatement has occurred;

•	Identifying Executive Officers subject to this Policy;

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•	Determining the amount of Erroneously Awarded Compensation;

•	Determining the method(s) for recovering Erroneously Awarded Compensation; and

•	Making all other determinations necessary or appropriate to implement and administer this Policy.

All determinations by the Administrator shall be final, binding, and conclusive.

4.2 Reasonably Prompt Recovery

The Company shall recover Erroneously Awarded Compensation reasonably promptly following the determination that such recovery is required under this Policy.

4.3 Methods of Recovery

The Administrator shall determine, in its sole discretion, the timing and method for recovering Erroneously Awarded Compensation, which may include, without limitation:

1.	Requiring reimbursement of cash or equity-based awards;

2.	Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

3.	Offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company or its subsidiaries to the Executive Officer, subject to applicable law including Irish employment law;

4.	Cancelling outstanding vested or unvested equity awards;

5.	Forgoing future salary increases, bonuses, or equity awards;

6.	Taking legal action to enforce the terms of this Policy, including but not limited to seeking injunctive relief and/or bringing an action for breach of contract; and/or

7.	Any other method authorized by applicable law or contract.

The Administrator shall take into account all applicable laws and regulations in implementing recovery under this Policy, including Irish company law and employment law requirements.

4.4 No-Fault Recovery

Recovery of Erroneously Awarded Compensation shall be required regardless of whether the Executive Officer engaged in misconduct, was responsible for the accounting error, or had any direct involvement in the preparation of the Company’s financial statements. The Administrator is not required to determine whether any misconduct occurred or who may have been responsible for errors leading to an Accounting Restatement as a prerequisite to recovery.

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5. LIMITED EXCEPTIONS TO RECOVERY

5.1 Impracticability Exceptions

The Company shall recover Erroneously Awarded Compensation except to the extent that any of the following conditions are met, and the Committee (or, in the absence of such a Committee, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable:

1.	Direct expense of enforcement: The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.

2.	Violation of home country law: Recovery would violate home country law where that law was adopted prior to 28 November 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Irish law, the Company must obtain an opinion of Irish legal counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.

3.	Tax-qualified retirement plans: Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the relevant tax authority in Ireland, the United Kingdom, or the United States, as applicable.

5.2 Bankruptcy Exception

The Administrator may determine that recovery of Erroneously Awarded Compensation from a former Executive Officer is impracticable if pursuing recovery would place the Company in violation of the terms of an order of the Irish courts, including an insolvency or examinership proceeding.

5.3 Documentation of Exceptions

Any determination that recovery is impracticable under any exception set forth in Section 5.1 or 5.2 above shall be documented and provided to Nasdaq in accordance with Nasdaq Listing Rule 5608.

6. INDEMNIFICATION PROHIBITION

6.1 No Indemnification or Insurance

The Company shall not indemnify any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation that is recovered pursuant to this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer or former Executive Officer to cover potential recovery obligations.

This prohibition does not limit the Company’s ability to maintain directors’ and officers’ liability insurance covering other matters in accordance with Irish law and the Company’s constitutional documents.

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7. DISCLOSURE AND FILING REQUIREMENTS

7.1 Filing Requirement

This Policy shall be filed as an exhibit to the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission.

7.2 Annual Disclosure

If, during the Company’s last completed fiscal year, the Company was required to prepare an Accounting Restatement that required recovery of Erroneously Awarded Compensation pursuant to this Policy, or if there was an outstanding balance at the end of the last completed fiscal year of Erroneously Awarded Compensation to be recovered, the Company will disclose the following information in its Annual Report on Form 20-F:

1.	The date on which the Company was required to prepare an Accounting Restatement and the aggregate dollar amount of Erroneously Awarded Compensation attributable to such Accounting Restatement, including separate disclosure of the aggregate dollar amount of such Erroneously Awarded Compensation that remains outstanding at the end of the last completed fiscal year;

2.	For each individual who served as an executive director or for whom the Company otherwise provides individualized compensation disclosure in its Annual Report, individual disclosure regarding:

•	The aggregate dollar amount of Erroneously Awarded Compensation attributable to such Accounting Restatement,

•	The estimates used to determine such amount and an explanation of the methodology used for such estimates,

•	The aggregate amount of Erroneously Awarded Compensation that remains outstanding at the end of the last completed fiscal year, and

•	The specific actions the Company has taken to recover such amounts;

3.	If, by the end of the fiscal year immediately following the fiscal year in which the Company was required to prepare an Accounting Restatement, the Company has determined that Erroneously Awarded Compensation is impracticable to recover pursuant to one of the exceptions in Section 5 above, disclosure of such determination and the applicable exception.

7.3 Form 20-F Cover Page Checkboxes

The Company will complete the applicable checkboxes on the cover page of its Form 20-F to indicate:

•	Whether the financial statements included in the filing reflect correction of an error to previously issued financial statements; and

•	Whether any of those error corrections are restatements that required a recovery analysis of Incentive-Based Compensation received by any of the Company’s Executive Officers during the relevant Recovery Period pursuant to this Policy.

8. INTERPRETATION AND AMENDMENT

8.1 Interpretation

The Administrator shall interpret and construe this Policy and make all determinations necessary, appropriate, or advisable for the administration of this Policy. All determinations and interpretations by the Administrator shall be final, binding, and conclusive.

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This Policy shall be interpreted in a manner consistent with Rule 10D-1 under the Exchange Act, Nasdaq Listing Rule 5608, and any applicable rules, regulations, and guidance issued by the SEC or Nasdaq. In the event of any inconsistency between this Policy and such rules, regulations, or guidance, the rules, regulations, or guidance shall govern.

8.2 Amendment

The Board may amend, modify, or terminate this Policy at any time in its sole discretion; provided, however, that the Policy shall at all times comply with the requirements of Rule 10D-1 under the Exchange Act and Nasdaq Listing Rule 5608, or any successor provisions, to the extent such rule or listing requirement is applicable to the Company.

8.3 Coordination with Other Policies and Agreements

This Policy shall supplement, and not supersede, any other clawback, recoupment, or similar policies adopted by the Company, as well as any remedies available to the Company under applicable law, regulation (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002), or the Company’s governing documents or other policies. To the extent that other policies or contractual provisions require recovery of compensation in circumstances different from or in addition to those specified in this Policy, both this Policy and such other policies or provisions shall apply, and recovery of compensation need not be duplicative.

In the event of any conflict between the terms of this Policy and the terms of any employment agreement, incentive compensation plan, equity plan, award agreement, or other compensatory arrangement, this Policy shall prevail.

8.4 Irish Law Compliance

Nothing in this Policy is intended to contravene Irish company law, Irish employment law, or other mandatory provisions of Irish law. The Company shall seek guidance from Irish legal counsel where necessary to ensure compliance with applicable Irish law in implementing this Policy. In the event of any irreconcilable conflict between this Policy and mandatory Irish law, the Company shall comply with Irish law and shall notify Nasdaq of such conflict and the Company’s approach to resolving it.

9. EXECUTIVE OFFICER ACKNOWLEDGMENT

Each Executive Officer shall be required to sign an acknowledgment that they:

•	Have received and reviewed a copy of this Policy;

•	Understand that this Policy applies to all Incentive-Based Compensation Received on or after January 2nd 2026;

•	Acknowledge and agree that they are bound by the terms of this Policy and that it is enforceable against them;

•	Acknowledge that any Incentive-Based Compensation is subject to recoupment under this Policy in accordance with its terms; and

•	Agree to abide by the terms of this Policy.

The Company shall require each Executive Officer to execute such an acknowledgment as a condition of receiving Incentive-Based Compensation following adoption of this Policy.

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10. OTHER MATTERS

10.1 No Additional Payments

Erroneously Awarded Compensation shall be calculated and recovered on a gross basis (before taxes). The Company shall not be required to provide, and shall not provide, any additional payment (including for taxes) in connection with the recovery of Erroneously Awarded Compensation.

10.2 Successors

This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators, and other legal representatives.

10.3 Enforceability; Severability

It is intended that this Policy be enforceable to the fullest extent permitted by applicable law. If any provision of this Policy is deemed unenforceable or invalid, such provision shall be modified to the minimum extent necessary to make it enforceable and valid, or if such modification is not possible, such provision shall be severed from this Policy to the extent of such unenforceability or invalidity. The unenforceability or invalidity of any provision of this Policy shall not affect the enforceability or validity of any other provision.

10.3 Governing Law

This Policy shall be governed by and construed in accordance with the laws of Ireland, to the extent applicable, and otherwise in accordance with the laws of the State of Delaware, United States, without regard to conflicts of laws principles. Notwithstanding the foregoing, with respect to matters of U.S. federal securities law, such matters shall be governed by applicable U.S. federal law.

11. ADOPTION AND EFFECTIVE DATE

This Policy was adopted by the Board of Directors of Davion Healthcare Plc on January 2nd 2026 and is effective as of January 2nd 2026. This Policy applies to all Incentive-Based Compensation Received by Executive Officers on or after the Effective Date.

Approved by the Board of Directors:

Date: January 2nd 2026

Attested by Company Secretary:

/s/ George Jackson

George Jackson – Kurdam Ltd
Company Secretary

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